As filed with the Securities and Exchange Commission on March 12, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

DIGITAL ANGEL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	52-1233960 (I.R.S. Employer Identification No.)

490 Villaume Avenue, South St. Paul, MN 55075

(651) 455-1621

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kevin N. McGrath

President and Chief Executive Officer

490 Villaume Avenue

South St. Paul, MN 55075

(651) 455-1621

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

copy to:

Joy S. Newborg

Winthrop and Weinstine P.A.

225 South Sixth Street, Suite 3500

Minneapolis, MN 55402

612-604-6713

612-604-6929 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

Upon effectiveness of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Shares of common stock, $0.005 par value	4,876,377 shares	$2.35	(3)	$11,459,486	$351.81
Shares of common stock, $0.005 par value, subject to warrants	1,399,200 shares	$2.973	(4)	$4,159,822	$127.71
Totals:	6,275,577 shares			$15,619,308	$479.52

(1)                                  Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)                                  The amount to be registered hereunder consists solely of common stock to be sold by a certain selling stockholder.

(3)                                  In accordance with Rule 457(c), the offering price is estimated solely for the calculation of the registration fee due for this filing. For the initial filing of this Registration Statement, this estimate was based on the average of the high and low prices of the common stock as of March 6, 2007, as quoted on the American Stock Exchange (AMEX) under the symbol “DOC.”

(4)                                  In accordance with Rule 457(g), the offering price was determined based on the initial exercise price of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 12, 2007.

Prospectus

DIGITAL ANGEL CORPORATION

6,275,577 Shares

Common Stock

This prospectus relates to the resale of shares of common stock of Digital Angel Corporation in connection with a private placement of a 10.25% senior secured debenture in the principal amount of $6,000,000 and a warrant to purchase 699,600 shares of our common stock completed on February 6, 2007. Pursuant to the registration rights afforded to the selling stockholders identified in this prospectus, we are required to register 200% of the shares of common stock issuable under the debenture and warrant for resale by the selling stockholders. Therefore, the shares registered pursuant to this prospectus consist of 4,876,377 shares of common stock that may be issued to the selling stockholders upon exercise of our option to make monthly payments of amounts due and payable under the debenture in shares of common stock and 1,399,200 shares of common stock that may be purchased by the selling stockholders upon the exercise of the warrant.

We will receive proceeds upon any exercise of the warrant. We will not receive any proceeds from the resale of the shares of our common stock pursuant to this prospectus. We have agreed to pay the expenses related to the registration and resale of the shares of our common stock.

The selling stockholders may sell the shares of our common stock through ordinary brokerage transactions or through any other means described in this prospectus under “PLAN OF DISTRIBUTION.” The price at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is listed on the American Stock Exchange (AMEX) under the symbol “DOC.” On March 6, 2007, the last reported sale price of our common stock was $2.26.

Investing in shares of our common stock involves risks. See “RISK FACTORS” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March   , 2007.

TABLE OF CONTENTS

The Company
Risk Factors
Forward-Looking Statements
Use of Proceeds
Selling Stockholders
Plan of Distribution
Description of Capital Stock
Experts
Legal Matters
Information Incorporated By Reference
Where You Can Find More Information

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized any dealer, salesperson or other person to give any information or represent anything not contained or incorporated by reference in this prospectus.  Neither we nor the selling stockholders have authorized anyone to provide you with information that is different.  This prospectus may be used only in states where it is legal to sell these securities.  The information contained or incorporated by reference in this prospectus may be accurate only on the date of this prospectus.

i

THE COMPANY

This summary highlights selected information contained elsewhere in this prospectus and incorporated into this prospectus by reference. This summary may not contain all of the information that may be important to you in considering an investment in our common stock. You should carefully read the entire prospectus, including the documents that are incorporated by reference into this prospectus, before making an investment decision.

Overview

We and our subsidiaries (either wholly or majority-owned) currently engage in the following principal business activities:

•                  the development, manufacture and marketing of visual and electronic identification tags and implantable Radio Frequency Identification, or RFID, microchips, primarily for identification, tracking and location of companion pets, horses, livestock (e.g., cattle and hogs), fish and wildlife worldwide, and, more recently, for animal bio-sensing applications, such as temperature reading for companion pet, horse and livestock applications; and

•                  the design, manufacture, and marketing of global position system, or GPS, enabled equipment used for location tracking and message monitoring of vehicles, aircraft, and people in remote locations.

We presently operate in two business segments:  Animal Applications and GPS and Radio Communications.

As of March 1, 2007, Applied Digital Solutions, Inc., or Applied Digital, (NasdaqCM: ASDX) owns 24,573,788 shares (or 55.2%) of our outstanding shares of common stock.  Applied Digital is a public company that also owns approximately 60.7% of VeriChip Corporation, or VeriChip, (NasdaqGM:  CHIP) and approximately 50.9% of InfoTech USA, Inc. (OTC: IFTH).

We were incorporated in Delaware on December 1, 1981.  Our corporate headquarters are located at 490 Villaume Avenue, South St. Paul, MN 55075. Our telephone number is 651-455-1621. Our Internet website address is www.digitalangelcorp.com.  The information on our website is not incorporated by reference into this prospectus. We make available through our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Forms 3, 4 and 5 filings, and all amendments to those reports and filings as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission (“SEC”).

Recent Events

Proposed Acquisition of the Assets of McMurdo Ltd.

On December 14, 2006, Signature Industries Limited, or Signature, our London-based subsidiary operating in our GPS and Radio Communications business segment, entered into an agreement to acquire certain assets and customer contracts of McMurdo Ltd., or McMurdo, a U.K. manufacturer of emergency location beacons, from Chemring Group PLC. Pursuant to the agreement, Signature will acquire certain assets of McMurdo’s marine electronics business, including fixed assets, inventory, customer lists, customer and supplier contracts and relations, trade and business names, and associated assets.  The assets exclude certain accrued liabilities and obligations and real property, including the plant facility which Signature will have a license to occupy for a period of nine months after completion of the sale.  Under the terms of the agreement, Signature will retain McMurdo’s employees related to the marine electronics business after closing the sale.

The purchase price for the assets is approximately £3,117,000 (approximately $6,106,000 at December 31, 2006), subject to certain adjustments, plus an additional deferred payment of up to £1,500,000 (approximately $2,938,000 at December 31, 2006) based on the value of specified products sold between November 1, 2006 and October 31, 2007.  The deferred payment is determined on a threshold basis with a minimum threshold, based on the invoiced value of sales during such period and payable when the parties finalize a statement of the sales.  Upon signing the agreement, we paid £250,000 (approximately $490,000 at December 31, 2006) of the purchase price to McMurdo.  The balance of the initial purchase price is payable upon closing.  If the agreement is terminated or the sale is not completed, McMurdo will be entitled, under certain circumstances, to retain the £250,000 deposit.  Under the terms of the agreement, we will guarantee Signature’s obligations for the deferred payment and Chemring will guarantee McMurdo’s obligations for retained liabilities and obligations.

10.25% Senior Secured Debenture Financing

On February 6, 2007, we entered into a securities purchase agreement, pursuant to which we sold a 10.25% senior secured debenture in the original principal amount of $6,000,000 and a five-year warrant to purchase 699,600 shares of our common stock for an aggregate purchase price of $6,000,000. The debenture matures on February 6, 2010, but we may, at our option, prepay the debenture in cash at any time by paying a premium of 2% of the outstanding principal amount of the debenture. We are obligated to make monthly payments of principal plus accrued but unpaid interest (including default interest, if any) beginning on September 4, 2007.

The debenture is not convertible by the holders. However, upon satisfaction of certain conditions set forth in the debenture, including approval by our stockholders of the issuance of shares under the debenture, as described below, and the availability of an effective registration statement covering the resale of shares by the holders, we may, at our option, elect to pay one or more monthly payments of principal and interest with shares of our common stock in lieu of cash. Our decision to make a monthly payment with cash or with shares of our common stock, or a combination of both, will be determined on a monthly basis. Currently, we anticipate making monthly payments with cash. If we elect to make a monthly payment with shares of our common stock, the shares will be valued at an 8% discount to the then current market price of a share of our common stock.

We are restricted from making any portion of a monthly payment with our shares if such payment would result in any holder beneficially owning more than 4.99% of our outstanding shares of common stock, unless such restriction is removed upon approval of holders of a majority of our outstanding common stock or is waived by the holders. We are further restricted from making any portion of a monthly payment with our shares if such payment would result in the issuance of common stock under the debenture and warrant exceeding 19.99% of our common stock outstanding immediately before the closing of the financing on February 6, 2007, unless approved by our stockholders.  In addition, we are required to obtain stockholder approval to make any monthly payment with our shares if 70% of the 19.99% cap has been issued.

Before we can exercise our option and make any monthly payment due under the debenture with our shares, we must satisfy several conditions on and immediately preceding the payment date, including (i) no event of default has occurred and is continuing, (ii) the payment would not exceed the 4.99% beneficial ownership restriction or the 19.99% issuance cap described above and (iii) holders of 66.6% of our outstanding common stock have approved an amendment to our certificate of incorporation to remove the provision that requires approval of 66.6% of our issued and outstanding common stock before we can issue common stock for cash consideration less than fair market value.

The Warrant has an initial exercise price of $2.973 per share, subject to certain anti-dilution adjustments and other adjustments in the event of a change of control or an event of default. The initial exercise price of the warrant was based on 110% of the volume weighted average price for ten consecutive trading days preceding the date of the closing on February 6, 2007.

Under the securities purchase agreement, we have agreed to maintain certain financial covenants as to our net tangible assets and limitations on liabilities. In the event of an event of default or a change of control, the holders have the right to require us to redeem the debenture two days following notice for an amount in cash equal to 110% of the outstanding principal amount of the debenture plus accrued but unpaid interest thereon and all other sums payable to the holders under the debenture.

In connection with the private placement, we entered into a registration rights agreement dated February 6, 2007. Pursuant to this agreement, we are obligated to register for resale, pursuant to a registration statement on form S-3, 200% of the number of shares of our common stock that would be issuable if the debenture was then repaid in full with our shares, at an 8% discount to the then current market price of the shares, or approximately 4,876,377 shares, and 200% of the shares issuable upon exercise of the warrant, or 1,399,200 shares. If 100% of the shares issuable under the debenture, based on approximately 2,438,189 shares, and 100% of the shares issuable upon exercise of the warrant, based on 699,600 shares, were issued, it would approximately equal 6.58% of our outstanding shares as of March 6, 2007 and 13.7% of our outstanding shares held by non-affiliates.

If the registration statement is not filed or declared effective within the time frames specified in the agreement or if the registration statement’s effectiveness is not maintained for the period specified in the agreement, we are obligated to pay the holders a default payment equal to 1% of the aggregate purchase price of the debenture and warrant for each month the default is not cured, capped at 9%.

In connection with the debenture, we and our direct subsidiaries Digital Angel Technology Corporation, OuterLink Corporation, DSD Holding A/S, Signature Industries Limited, Digital Angel International, Inc., and Digital Angel Holdings, LLC entered into a security agreement, whereby the holders were granted a security interest in certain assets and properties of ours and our direct subsidiaries. In addition, our direct subsidiaries entered into a subsidiary guarantee, under which the subsidiaries guaranteed all our obligations under the debenture, warrant, securities purchase agreement, security agreement and registration rights agreement.

From the financing, we received net proceeds of approximately $5,617,500, which proceeds will be used primarily to fund a portion of the acquisition price of certain assets of McMurdo. The remaining proceeds, if any, will be used for working capital and general corporate purposes. In connection with the financing, we paid a third-party an advisory fee equal to 3.5% of the gross proceeds of the financing, or $197,500 (net of $12,500 credit), a retainer fee of $50,000 and non-accountable expenses of approximately $2,000. In addition, we paid $65,000 in legal fees of counsel to Imperium Master Fund, Ltd., the initial purchaser.

Neither we nor our majority stockholder have been a party to any prior transaction with the holders or their principals and, other than this financing, neither we nor our majority stockholder have any other relationship with the holders or their principals. For more information on the financing, see “Description of Capital Stock — Private Placement.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information contained in or incorporated by reference into this prospectus or any prospectus supplement before deciding to purchase any shares of our common stock.

Our stockholders may experience dilution as a result of the issuance of common stock being registered in this offering.

On February 6, 2007, we issued a 10.25% senior secured debenture in the principal amount of $6,000,000 and a warrant to purchase 699,600 shares of our common stock. Under the terms of the debenture, solely at our option and upon satisfying certain conditions, we may make monthly payments due and payable under the debenture with shares of our common stock. The shares issuable under the debenture will be issued at an 8% discount to the then current market price of the shares. Our issuance of shares to the holder(s) under the debenture or exercise of the warrant could result in an additional profit to the holder(s). If all the shares issuable under the debenture, based on 2,438,189 shares at the current market price of $2.26 per share as of March 6, 2007 and the discount, the holder(s) would make an additional profit of $440,825. The issuances could also result in substantial dilution to our other stockholders if the shares are issued at a discount to our then current stockholders’ equity per share.

In addition, the holder(s) may offer and sell any and all of the shares of our common stock received in connection with the debenture or exercise of the warrant at prices and times to be determined in its sole discretion. There is no independent or third-party underwriter involved in the offering of the shares of our common stock acquired by the holder(s), and there can be no guarantee that any disposition of those shares will be completed in a manner that is not disruptive to the trading market for our common stock.

We have a history of operating losses and negative cash flows and we may not become profitable in the future, which could ultimately result in our inability to continue operations in the normal course of business.

Historically, we have incurred losses and have generated negative cash flows from operations. We incurred a consolidated loss from continuing operations of $6.8 million, $9.7 million and $3.9 million in 2006, 2005 and 2004, respectively. Our consolidated operating activities used cash of $5.5 million and $3.2 million during the years ended December 31, 2006 and 2005, respectively, and provided cash of $2.5 million during the year ended December 31, 2004. During these periods, we have funded our operating cash requirements, as well as our capital needs, with the proceeds from investing and financing activities.

We expect to continue to incur consolidated operating losses for the foreseeable future.  Our ability in the future to achieve or sustain profitability is based on a number of factors, many of which are beyond our control, including the future demand for our RFID and GPS systems.  If demand for such systems does not reach anticipated levels, or if we fail to manage our cost structure, we may not achieve or be able to sustain profitability.

As of December 31, 2006, we and our subsidiaries had cash and cash equivalents aggregating approximately $1.6 million. We believe that we currently have sufficient funds to operate our business over the next twelve months.  However, our goal is to achieve profitability and to generate positive cash flows from operations. Our profitability and cash flows from operations depend on many factors, including the success of our marketing programs, the maintenance and reduction of expenses and our ability to successfully develop and bring to market our new products and technologies. If, in the future, we are not successful in managing these factors and achieving our goal of profitability and positive cash flows from operations, we may not have sufficient funds to operate our business, which could ultimately result in our inability to continue operations in the normal course.

The terms of our 10.25% senior secured debenture subject us to the risk of foreclosure on substantially all of our assets and the assets of our subsidiaries.

We may not have sufficient funds to repay our obligations on the 10.25% senior secured debenture when it matures. Accordingly, we may be required to obtain the funds necessary to repay these obligations either through refinancing, the issuance of additional equity or debt securities or the sale of assets. There can be no assurance that we can obtain the funds needed, if any, to repay the obligations from any one or more of these other sources on favorable economic terms or at all. If we are unable to obtain funds to repay this indebtedness, we may be forced to dispose of assets or take other actions on disadvantaged terms, which could result in losses to us and could have a material adverse effect on our financial condition.

To secure the repayment of all debts, liabilities and obligations owed in connection with the 10.25% senior secured debenture, we and our subsidiaries Digital Angel Technology Corporation, OuterLink Corporation, DSD Holding A/S, Signature Industries Limited, Digital Angel International, Inc., and Digital Angel Holdings, LLC have granted to the holder(s) security interests in and liens upon substantially all of our and such subsidiaries’ property and assets. In addition, such subsidiaries have guaranteed all of our debts, liabilities and obligations to the holder(s). If an event of default occurs under the debenture, we could be required to redeem the debenture at a premium of 110% of outstanding principal and would subject us to foreclosure by the holder(s) on substantially all of our and our subsidiaries’ property and assets to the extent necessary to repay any amounts due. Any such default and resulting foreclosure will have a material adverse effect on our financial condition.

Applied Digital has significant voting control over us.  This may delay, prevent or deter corporate actions that may be in the best interest of our stockholders.

As of March 1, 2007, Applied Digital is the beneficial owner of 55.2% of our common stock, and it controls us with respect to all matters upon which our stockholders may vote, including the selection of the Board of Directors, mergers, acquisitions and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing, or deterring a change in control of our company even when such a change may be in the best interests of all our stockholders.  It could also have the effect of depriving stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or assets and might affect the prevailing market price of our common stock.

Conflicts of interest may arise among Applied Digital, Verichip and us that could be resolved in a manner unfavorable to us.

Questions relating to conflicts of interest may arise between Applied Digital, our parent company, and/or Verichip, a subsidiary of Applied Digital, on the one hand, and us, on the other, in a number of areas relating to our past and ongoing relationships. The chairman of our board of directors, Scott R. Silverman, also serves as the chairman of the board of Applied Digital and Verichip.

Areas in which conflicts of interest between or among Applied Digital, Verichip and us could arise include, but are not limited to, the following:

Cross directorships and stock ownership. The equity interests of our directors in Applied Digital or service as a director of both Applied Digital and us could create, or appear to create, conflicts of interest when directors are faced with decisions that could have different implications for the two companies. For example, these decisions could relate to, among other matters:

•                     the nature, quality and cost of services rendered to us by Applied Digital;

•                     the desirability of a potential acquisition or joint venture opportunity;

•                     employee retention or recruiting; and

•                     our dividend policy

Intercompany transactions. From time to time, Applied Digital or its affiliates, including Verichip, may enter into transactions with us or our subsidiaries or other affiliates. Although the terms of any such transactions will be established based upon negotiations between employees of Applied Digital and/or the applicable affiliate and us and, when appropriate, subject to the approval of the independent directors on our board or a committee of disinterested directors, there can be no assurance that the terms of any such transactions will be as favorable to us or our subsidiaries or affiliates as may otherwise be obtained in arm’s-length negotiations with an unaffiliated third party.

Intercompany agreements. We are the sole supplier of our implantable microchip under an agreement with Verichip.  The terms of this agreement were established while we and Verichip were controlled by Applied Digital and were not the result of arm’s-length negotiations. In addition, conflicts could arise in the interpretation, or in connection with any extension or renegotiation, of the existing agreement.

Since we are controlled by Applied Digital, certain independence protections provided by the AMEX Rules are currently not in place.

As we are controlled by Applied Digital, we are not required to comply with certain rules and requirements of the American Stock Exchange, which we refer to as the AMEX Rules. Specifically, we are not required to have a majority of independent directors or an independent Nominating Committee. Instead, our full Board of Directors considers and nominates candidates proposed for election.   One of our six directors serves as a director of Applied Digital.  Therefore, certain independence protections provided by the AMEX Rules are not currently in place.

We obtain the implantable microchip used in our Animal Applications segment’s products from a single supplier, making us vulnerable to supply disruptions that could constrain our sales of such systems and/or increase our per-unit cost of production of the microchip.

We obtain the implantable microchip used in our Animal Applications segment’s products from Raytheon Microelectronics España, a subsidiary of Raytheon Company (RME), the actual manufacturer, under a supply agreement between us and RME. The term of that agreement expires on June 30, 2010, subject to earlier termination by either party if, among other things, the other party breaches the agreement and does not remedy the breach within 30 days of receiving notice. We and RME each own certain of the automated equipment and tooling used in the manufacture of the microchip. Accordingly, it would be difficult for us to arrange for a third party other than RME to manufacture the implantable microchip if for any reason RME was unable or unwilling to manufacture the implantable microchip or if RME did not manufacture sufficient implantable microchips for us to satisfy our requirements. Even if we were able to arrange to have the implantable microchip manufactured in another facility, we currently believe making such arrangements and commencement of production could take at least three to six months. A supply disruption of this length could cause customers to cancel orders, negatively affect future sales, and damage our business reputation. In addition, the per-unit cost of production at another facility could be more than the price per unit that we currently pay.

We compete with other companies in the visual and electronic identification and pilot locator beacon markets, and the products sold by our competitors could become more popular than our products or render our products obsolete.

The markets for visual and electronic identification and pilot locator beacon products are highly competitive. We believe that our principal competitors in the visual identification market for livestock are AllFlex USA and Y-Tex Corporation, that our principal competitors in the electronic identification market are AllFlex USA, Datamars SA and Avid Identification Systems, Inc. and that our principal competitors in the pilot locator beacon market are Boeing North American Inc., General Dynamics Decision Systems, Tadiran Spectralink Ltd., Becker Avionic Systems, and ACR Electronics, Inc.

In addition, other companies could enter this line of business in the future. Many of our competitors have substantially greater financial and other resources than us. We may not be able to compete successfully with these competitors, and those competitors may develop or market technologies and products that are more widely accepted than ours or that would render our products obsolete or noncompetitive.

The expiration of patents in 2008 and 2009 covering the implantable microchip technology used in our Animal Applications segment will expose us to potential competition that may have a material adverse effect on our sales and results of operations.

We rely on patents covering our implantable microchip technology used in our Animal Applications segment.  For the year ended December 31, 2006, sales of our products relying on this technology were approximately $13.8 million.  These patents expire in 2008 and 2009.  Without patent protection, our competitors may independently develop similar technology or duplicate our systems, which may have a material adverse effect on our sales and results of operations.

Infringement by third parties on our intellectual property or development of substantially equivalent proprietary technology by our competitors could negatively affect our business.

Our success depends significantly on our ability to:

•                  maintain patent and trade secret protection

•                  obtain future patents and licenses

•                  operate without infringing on the proprietary rights of third parties

There can be no assurance that the measures we have taken to protect our intellectual property will prevent its misappropriation or circumvention of our intellectual property. In addition, there can be no assurance that any patent application, when filed, will result in an issued patent, or that our existing patents, or any patents that may be issued in the future, will provide us with significant protection against competitors. Moreover, there can be no assurance that any patents issued to or licensed by us will not be infringed upon or circumvented by others. Litigation to establish the validity of patents and to assert infringement claims against others can be expensive and time-consuming, even if the outcome, which is often uncertain, is in our favor. Infringement on our intellectual property or the development of substantially equivalent technology by our competitors could have a material adverse effect on our business.

If others assert that our products infringe their intellectual property rights, we may be drawn into costly disputes and risk paying substantial damages or losing the right to sell our products.

We face the risk of adverse claims and litigation alleging our infringement of the intellectual property rights of others. If infringement claims are brought against us or our suppliers these assertions could distract management and necessitate our expending potentially significant funds and resources to defend or settle such claims. We cannot be certain that we will have the financial resources to defend ourselves against any patent or other intellectual property litigation.

If we or our suppliers are unsuccessful in any challenge to our rights to market and sell our products, we may, among other things, be required to:

•               pay actual damages, royalties, lost profits and/or increased damages and the third party’s attorneys’ fees, which may be substantial

•               cease the development, manufacture, use and/or sale of products that use the intellectual property in question through a court-imposed sanction called an injunction

•               expend significant resources to modify or redesign our products, manufacturing processes or other technology so that it does not infringe others’ intellectual property rights or to develop or acquire non-infringing technology, which may not be possible

•               obtain licenses to the disputed rights, which could require us to pay substantial upfront fees and future royalty payments and may not be available to us on acceptable terms, if at all, or to cease marketing the challenged products

Ultimately, we could be prevented from selling a product or otherwise forced to cease some aspect of our business operations as a result of any intellectual property litigation. Even if we or our suppliers are successful in defending an infringement claim, the expense, time delay, and burden on management of litigation and negative publicity could have a material adverse effect on our business.

Our inability to safeguard our intellectual property may adversely affect our business by causing us to lose a competitive advantage or by forcing us to engage in costly and time-consuming litigation to defend or enforce our rights.

We rely on copyrights, trademarks, trade secret protections, know-how, and contractual safeguards to protect our non-patented intellectual property, including our software technologies. Our employees, consultants and advisors are required to enter into confidentiality agreements that prohibit the disclosure or use of our confidential information. We also have entered into confidentiality agreements to protect our confidential information delivered to third parties for research and other purposes. There can be no assurance that we will be able to effectively enforce these agreements, that confidential information will not be disclosed, that others will not independently develop substantially equivalent confidential information and techniques or otherwise gain access to our confidential information, or that we can meaningfully protect our confidential information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential information, and failure to maintain the confidentiality of our confidential information could adversely affect our business by causing us to lose a competitive advantage maintained through such confidential information.

Disputes may arise in the future with respect to the ownership of rights to any technology developed with third parties. These and other possible disagreements could lead to delays in the collaborative research, development or commercialization of our systems, or could require or result in costly and time-consuming litigation that may not be decided in our favor. Any such event could have a material adverse effect on our business, financial condition and results of operations by delaying our ability to commercialize innovations or by diverting our resources away from revenue-generating projects.

Our efforts to protect our intellectual property may be less effective in some foreign countries where intellectual property rights are not as well protected as in the United States.

The laws of some foreign countries do not protect intellectual property to as great an extent as do the laws of the United States. Policing unauthorized use of the intellectual property utilized in our systems and system components is difficult, and there is a risk that our means of protecting our intellectual property may prove inadequate in these countries. Our competitors in these countries may independently develop similar technology or duplicate our systems, which would likely reduce our sales in these countries. Furthermore, some of our patent rights may be limited in enforceability to the United States or certain other select countries, which may limit our intellectual property rights abroad.

Domestic and foreign government regulation and other factors could impair our ability to develop and sell our products in certain markets.

The electronic animal identification market can be negatively affected by such factors as food safety concerns, price, consumer perceptions regarding cost and efficacy, international technology standards, government regulation, and slaughterhouse removal of microchips.

We are also subject to federal, state and local regulation in the United States, including regulation by the FDA, FCC and the USDA, and similar regulatory bodies in other countries. We cannot predict the extent to which we may be affected by further legislative and regulatory developments concerning our products and markets. We are required to obtain regulatory approval before marketing most of our products. The regulatory process can be very time-consuming and costly, and there is no assurance that we will receive the regulatory approvals necessary to sell our products under development. Regulatory authorities also have the authority to revoke approval of previously approved products for cause, to request recalls of products and to close manufacturing plants in response to violations. Any such regulatory action, including the failure to obtain such approval, could prevent us from selling, or materially impair our ability to sell, our products in certain markets and could negatively affect our business.

We rely heavily on revenues derived from sales to various governmental agencies of our animal identification and search and rescue beacon products, and the loss of, or a significant reduction in, orders from these customers could result in significant losses and deficits in cash flows from operations.

Our principal customers for electronic identification devices for fish are Pacific States Marine, a government contractor that relies on funding from the U.S. government, and the U.S. Army Corps of Engineers.  Our GPS and Radio Communications segment is heavily dependent on contracts with domestic government agencies and foreign governments, including the United Kingdom, primarily relating to military applications. Under certain contracts, a government agency is permitted to terminate its contract for convenience, including in cases when funds are no longer appropriated. Because we rely on revenues and cash flows generated from contracts, directly or indirectly, with governmental agencies, the loss of any such contract would result in a decrease in revenues and cash flows, and such a decrease may be significant and thereby have a material adverse effect on our financial condition and results of operations.

Loss of our principal distributor or customers could negatively affect our net revenue.

Our pet identification and location system is marketed in the U.S. by Schering-Plough.  For the year ended December 31, 2006, Schering-Plough accounted for approximately 15% of our revenues.  It may be difficult and time-consuming for us to arrange for distribution of the implantable microchip by a third party.  The loss of Schering-Plough as our exclusive distributor may negatively affect future sales.

Our principal customers for electronic identification devices for fish are Pacific States Marine and the U.S. Army Corps of Engineers. The loss of, or a significant reduction in, orders from these customers could have a material adverse effect on our financial condition and results of operations.

Technological change could cause our products and technology to become obsolete or require us to redesign our products, which could have a material adverse effect on our business.

Technological changes within the industries that we conduct business may require us to expend substantial resources in an effort to develop new products and technology. We may not be able to anticipate or respond to technological changes in a timely manner, and our response may not result in successful product development and timely product introductions. If we are unable to anticipate or respond to technological changes, our business could be adversely affected.

We depend on a small team of senior management to manage our business effectively, and if we are unable to hire, retain or motivate qualified personnel, our ability to design, develop, market and sell our systems could be harmed.

Our future success depends, in part, on certain key employees, including Kevin McGrath, our chief executive officer and president, and key technical and operations personnel, and on our ability to attract and retain highly skilled personnel. The loss of the services of any of our key personnel may seriously harm our business, financial condition and results of operations. In addition, the inability to attract or retain qualified personnel, or delays in hiring required personnel, particularly engineering, operations, finance and accounting, sales, and marketing personnel, may also seriously harm our business, financial condition and results of operations. Our ability to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful in the future.

Our foreign operations pose additional risks to our business.

We operate our business and market our products internationally. During the year ended December 31, 2006, approximately 49% of our sales were to foreign countries.  Our foreign operations are subject to the risks described above, as well as risks related to compliance with foreign laws and other economic or political uncertainties. International sales are subject to risks related to general economic conditions, currency exchange rate fluctuations, imposition of tariffs, quotas, trade barriers and other restrictions, enforcement of remedies in foreign jurisdictions and compliance with applicable foreign laws, and other economic and political uncertainties. All of these risks could result in increased costs or decreased revenues, which could have an adverse effect on our financial results.

Our results of operations may be adversely affected if we write-off goodwill and other intangible assets.

As of December 31, 2006, we had recorded goodwill of approximately $51.2 million. On January 1, 2002, we adopted FAS 142, which requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually by applying a fair value based test. In the fourth quarters of 2006, 2005 and 2004, we performed our annual impairment test for goodwill and certain other intangible assets using a fair value based approach, primarily discounted cash flows. Based on our evaluations, goodwill and other intangible assets were not impaired as of December 2006 and December 2004. However, during the fourth quarter of 2005, we recorded an impairment charge of approximately $7.1 million for goodwill and other intangible assets associated with our Outerlink subsidiary.

We assess the fair value of our goodwill and other intangible assets annually or earlier if events occur or circumstances change that would more likely than not reduce the fair value of these assets below their carrying value. These events or circumstances would include a significant change in business climate, including a significant, sustained decline in an entity’s market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If we determine that significant impairment has occurred, we would be required to write off the impaired portion of goodwill and our other intangible assets. Impairment charges could have a material adverse effect on our operating results and financial condition.

We have effected or entered into (and will likely continue to effect or enter into) capital raising transactions, acquisitions, legal settlements and contracts for services that involve the issuance of shares of our common stock (or securities convertible into or exchangeable for such shares) and, as a result, the value of our common stock may be further diluted.

We have effected and entered into (and will likely continue to effect and enter into) capital raising transactions, acquisitions, legal settlements, and contracts for services that involve the issuance of shares of our common stock or securities convertible into or exchangeable for such shares. In addition, if we elect to make the monthly payment due under the Imperium Debenture in shares of our common stock in lieu of cash, they will be valued at a discount to the then current market price of a share of our common stock and may be dilutive to the value of our common stock. These share issuances may be dilutive to the value of our common stock and may result in a decrease in the market price of our common stock.

The exercise of options and warrants outstanding and available for issuance may adversely affect the market price of our common stock.

As of March 1, 2007, we had approximately 11,780,000 options and 1,229,000 warrants outstanding to purchase from us a total of 13,009,000 shares of common stock at exercise prices ranging from $0.05 to $10.50 per share. As of March 1, 2007, the weighted average exercise price of the options and warrants outstanding was $3.72. The exercise of outstanding options and warrants and the sale in the public market of the shares purchased upon such exercise may adversely affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the information incorporated by reference may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus, any prospectus supplement and the information incorporated by reference may contain forward-looking statements including, but not limited to:

•         our anticipation that we will make monthly payments on our 10.25% senior secured debenture with cash;

•         our beliefs regarding the expansion of the pet identification and safeguarding market;

•         our belief regarding the growth potential in each of our markets and in sales of our military personnel location beacons due to recent technology improvements;

•         our belief regarding our ability to arrange for a third party to distribute our implantable microchips in the U.S. if Schering-Plough no longer distributed them;

•         our belief that our PLB’s offer the greatest source of growth for our GPS and Radio Communications segment and our expectation that we will see an increase in the demand of our beacons over the next two years as air forces upgrade their gear;

•         our expectation that actual and estimated future results for reporting units will not result in an impairment charge for any of these reporting units;

•         our belief that the McMurdo acquisition will result in increased sales;

•         our belief that a national electronic identification program will be implemented in the U.S.;

•         our expectation that the impact on Animal Application segment's revenue will be favorable;

•         our expectation regarding the impact of SFAS 123R;

•         our expectations regarding the adoption of certain Accounting Standards; and

•         our expectation regarding future profitability and liquidity.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the risk factors included in this prospectus, any prospectus supplement and the information incorporated by reference and the following:

•         our ability to successfully implement our business strategy;

•         the impact of Applied Digital’s voting control over us;

•         conflicts of interest among Applied Digital, VeriChip and us;

•         our reliance on a single source supplier for our implantable microchip;

•         our expectation that we will continue to incur consolidated operating losses for the foreseeable future;

•         our ability to fund our operations;

•         our ability to compete as our competitors improve the performance of and support for their new products, and as they introduce new products, technologies or services;

•         our reliance on government contractors;

•         the negative impact of the expiration of patents in 2008 and 2009 relating to the implantable microchip technology;

•         our ability to successfully defend against infringements of our patents;

•         our ability to comply with current and future regulations relating to our businesses;

•         the impact of technological obsolescence;

•         the loss of Schering-Plough as the exclusive distributor of our products;

•         our ability to successfully mitigate the risks associated with foreign operations;

•         the impact of the write-off of goodwill and other intangible assets;

•         the impact of new accounting pronouncements;

•         and our ability to maintain proper and effective internal accounting and financial controls.

•         our ability to comply with current and future regulations relating to our businesses;

•         our ability to successfully defend ourselves against infringements of our patents; and

•         our ability to maintain proper and effective internal accounting and financial controls.

USE OF PROCEEDS

All net proceeds from the sale of our common stock will go to the selling stockholder selling common stock under this prospectus. We will not receive any proceeds from the sale of the common stock sold by the selling stockholder. The proceeds we receive from the exercise of the warrant, the underlying shares of which are included in the registration statement of which this prospectus forms a part, will be used to fund working capital requirements.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the selling stockholders of shares of common stock that we may issue pursuant to the terms of the 10.25% senior secured debentures or upon exercise of the warrants initially sold to Imperium Master Fund, Ltd. on February 6, 2007 in a private placement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the registration rights agreement we entered into on February 6, 2007.  Pursuant to the registration rights agreement, we are obligated to register 200% of the number of shares of common stock that may be issued under the debentures and warrants. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares acquired under the debentures or upon exercise of the warrants.

The table below identifies the selling stockholders and shows the numbers of shares beneficially owned by the selling stockholders prior to the offering, the number of shares offered for resale by the selling stockholders and the number of shares beneficially owned and percentage of ownership of our common stock after the offering. Our registration of these shares of common stock does not necessarily mean that the selling stockholders will acquire all the shares or sell all or any of these shares of common stock. Therefore, the “Number of Shares Owned Prior to the Offering” and “Number of Shares Being Offered For Sale” columns in the table assume that all shares covered by this prospectus will be aquired by the selling stockholders and the “Number of Shares Owned After Offering” and “Percentage of Class After Offering” columns in the table assume that all shares covered by this prospectus will be sold by the selling stockholders and that no additional shares of common stock will be bought or sold by the selling stockholders. No estimate can be given as to the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer some or all of the shares and, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares.

The information provided in the table below is from the selling stockholders, the reports furnished to us under rules of the United States Securities and Exchange Commission and our stock ownership records. The selling stockholders have not had, within the past three years, any position, office or other material relationships with us other than as a result of the purchase of the debenture and warrant by Imperium Master Fund, Ltd. in the private placement or as a result of the transfer by Imperium Master Fund, Ltd. of a portion of the debenture and warrant.

The aggregate number of shares in this offering constitutes 14.1% of our outstanding shares of common stock, based on 44,515,823 shares of our common stock outstanding as of March 1, 2007. Beneficial ownership is determined under the Securities and Exchange Commission’s rules, and generally includes voting or investment power with respect to securities.

Selling Stockholder	Number of Shares Owned Prior to the Offering(1)		Number of Shares Being Offered For Sale	Number of Shares Owned After Offering	Percentage Of Class After Offering
Imperium Master Fund, Ltd.(2)	4,706,683 shares	(4)(5)	4,706,683 shares	0	0%
Gemini Master Fund, Ltd.(3)	1,568,894 shares	(4)(6)	1,568,894 shares	0	0%
Total	6,275,577 shares		6,275,577 shares	0	0%

(1)          The selling stockholders will have sole voting and sole dispositive power with respect to all the shares. The selling stockholders have represented and warranted that they each acquired the securities in the ordinary course of its business and for its own account for investment only and, to our knowledge, has no arrangement or understanding with any other persons regarding the distribution of the shares and has no present intent of distributing the shares.

(2)          Imperium Advisers, LLC is the investment manager for Imperium Master Fund, Ltd. Each of Jeffrey Devers and John Michaelson is a managing member of Imperium Advisers, LLC, and is authorized to exercise direct voting and investment control over the shares of our common stock owned by Imperium Master Fund, Ltd.

(3)          Gemini Strategies, LLC is the investment manager for Gemini Master Fund, Ltd. Steven Winters is the president of Gemini Strategies, LLC, and is authorized to exercise direct voting and investment control over the shares of our common stock owned by Gemini Master Fund, Ltd.

(4)          This assumes that all the shares will be acquired by the selling stockholders and does not give effect to the prohibition (which is waivable by the selling stockholders upon 60 days prior notice or removable upon consent of the holders of a majority of the outstanding shares of our common stock) on issuance of common stock that would cause a selling shareholder to own in excess of 4.99% of our issued and outstanding common stock.

(5)          As of February 7, 2007, other than the shares that may be issuable under the debenture and upon exercise of the warrant, Imperium Master Fund, Ltd. did not beneficially own any shares of our common stock. To our knowledge, as of February 7, 2007, Imperium Master Fund, Ltd. had no short positions in our common stock.

(6)          As of March 7, 2007, other than the shares that may be issuable under the debenture and upon exercise of the warrant, Gemini Master Fund, Ltd. did not beneficially own any shares of our common stock. To our knowledge, as of March 7, 2007, Gemini Master Fund, Ltd. had no short positions in our common stock.

PLAN OF DISTRIBUTION

The selling stockholders or their pledgees, donees, transferees or other successors-in-interest may, from time to time, sell all or a portion of the shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. After the date of this prospectus, the selling stockholders may offer any and all shares that they acquire under the debenture or upon exercise of the warrant at various times in one or more of the following transactions:

•                                          on any national securities exchange, or other market on which our common stock may be listed at the time of sale;

•                                          in the over-the-counter market;

•                                          through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•                                          in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                                          through options, swaps or derivatives;

•                                          in privately-negotiated transactions;

•                                          in transactions to cover short sales; and

•                                          through a combination of any such methods of sale.

In addition, the selling stockholders may also sell the shares they own that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 under the terms of such rule rather than pursuant to this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus, or under an amendment to this prospectus amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under the Securities Act of 1933, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (vi) other facts material to the transaction.  In addition, upon us being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, the selling stockholders may be engaged in short sales, short sales against the box (i.e. sales in which the seller actually owns the stock, but does not want to sell the shares owned), puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or financial institutions. In addition, from time to time, the selling stockholders may pledge their shares pursuant to the margin provisions of its customer agreements with their broker-dealer. Upon delivery of the shares or a default by the selling stockholders, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

We are required to pay the fees and expenses incident to the registration of our common stock hereunder, which include the Securities and Exchange Commission Registration Fee, accounting fees and expenses, legal fees and expenses and printing costs. The selling stockholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as transfer taxes and certain other expenses associated with the sale of securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933 and state securities laws, relating to the registration of the shares offered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms of our capital stock. This summary is, however, qualified by applicable law and by the provisions of our certificate of incorporation, any applicable certificate of designation for preferred stock and bylaws, copies of which are available as set forth under the captions “Where You Can Find More Information” and “Information We Have Incorporated by Reference.”

General

As of the date of this prospectus, our authorized capital stock consists of 96,000,000 shares. Those shares consist of 95,000,000 shares designated as common stock, $0.005 per share par value, 100,000 shares designated as Series A preferred stock, $1.75 per share par value, and 900,000 shares of undesignated preferred stock, $1.75 per share par value. As of March 1, 2007, there were 44,515,823 shares of common stock and 22 shares of Series A preferred stock  issued and outstanding.

Common Stock

Holders of common stock are entitled to one vote per share on matters to be voted upon by stockholders. There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors are able to elect all of the directors.

Holders of common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock which we may issue after the date of this prospectus.

Holders of common stock are entitled to receive such dividends as are declared by our Board of Directors out of funds legally available for the payment of dividends. We presently intend to retain any earnings to fund the development of our business. Accordingly, we do not anticipate paying any dividends on our common stock for the foreseeable future. Any future determination as to declaration and payment of dividends will be made in the discretion of our Board of Directors.

All of the outstanding shares of common stock are fully paid and non-assessable. Holders of our common stock are not liable for further calls or assessments.

Series A Preferred Stock

Holders of Series A preferred stock are entitled to vote equally with the holders of common stock at any meeting of the stockholders. In addition, for as long as any shares of Series A preferred stock is outstanding, the approval of the holders of at least 50% of the outstanding shares of Series A preferred stock is required to amend or repeal any provision of our certificate of incorporation or bylaws that alters or changes the voting or other powers, preferences, privileges or restrictions of the Series A preferred stock. Holders of Series A preferred stock are entitled to one vote per share of Series A preferred stock. As described under the description of our common stock, there is no cumulative voting for the election of directors or preemptive rights.

Holders of Series A preferred stock are not entitled to receive dividends on their Series A preferred stock, except for dividends payable in our common stock.

The Series A preferred stock may, at the option of the holder, be converted into fully-paid and nonassessable shares of our common stock if the volume weighted average price of our common stock equals or exceeds $4.00 per share for a period of ten consecutive trading days prior to conversion. The initial conversion rate was 40 shares of common stock for each share of Series A preferred stock.

Holders of Series A preferred stock have registration rights to require that the common stock into which the Series A preferred stock may be converted  be registered for resale by the holders of Series A preferred stock.

All of the outstanding shares of Series A preferred stock are fully paid and non-assessable. Holders of our Series A preferred stock are not liable for further calls or assessments.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, before any distribution or payment is made to the holders of our common stock but after payment of or provision for our debts and other liabilities, the holders of Series A preferred stock are entitled to be paid out of our assets a liquidation preference of $1.00 for each share of common stock obtainable upon conversion of the Series A preferred stock. After payment of the liquidation preference to the holders of Series A preferred stock, the holders of common stock are entitled to be paid out of our assets a liquidation preference of $1.00 per share of common stock. After payment of both liquidation preferences, the remaining assets legally available for distribution, if any, will be distributed ratably to the holders of Series A preferred stock (on an as-converted basis) and the common stock.

Undesignated Preferred Stock

Our Board of Directors is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series and the description thereof and to issue any such shares. Although there is no current intent to do so, our Board of Directors may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of our common stock.

Private Placement

On February 6, 2007, pursuant to a private placement, we entered into a securities purchase agreement, pursuant to which we sold a 10.25% senior secured debenture in the original principal amount of $6,000,000 and a five-year warrant to purchase 699,600 shares of our common stock for an aggregate purchase price of $6,000,000. The proceeds obtained by the financing will be used primarily to fund a portion of the acquisition price of certain assets of McMurdo Limited’s marine electronics business pursuant to the Asset Sale and Purchase Agreement dated as of December 14, 2006 between Signature Industries Limited, our subsidiary, and McMurdo Limited. The remaining proceeds, if any, will be used for working capital and general corporate purposes.

10.25% Senior Secured Debenture

The debenture matures on February 6, 2010, but may be prepaid in cash at any time by paying a premium of 2% of the outstanding principal amount of the debenture. We are obligated to make monthly payments of principal plus accrued but unpaid interest (including default interest, if any) beginning on September 4, 2007. If any amount of a monthly payment is not paid when due, such amount will bear interest at the default rate equal to the lower of: (i) 18% or (ii) the maximum rate permitted by applicable law, applicable rules or regulations of any governmental agency or the American Stock Exchange, compounded monthly, until paid in full.

The debenture is secured by certain assets and properties of ours and of our direct subsidiaries Digital Angel Technology Corporation, OuterLink Corporation, DSD Holding A/S, Signature Industries Limited, Digital Angel International, Inc., and Digital Angel Holdings, LLC. In addition, our direct subsidiaries have guaranteed all our obligations under the debenture and related agreements.

 We have the option, but not the obligation, of making the monthly payments under the debenture either: (1) in cash or (2) in our common stock, or a combination of both cash and common stock, upon appropriate prior notice to the holders and the satisfaction of certain conditions on and immediately preceding the payment date, including (i) no event of default has occurred and is continuing, (ii) the payment would not exceed the 4.99% beneficial ownership restriction or the 19.99% issuance cap described below and (iii) holders of 66.6% of our outstanding common stock have approved an amendment to our certificate of incorporation to remove the provision that requires approval of 66.6% of our issued and outstanding common stock before we can issue common stock for cash consideration less than fair market value. The number of shares to be issued in satisfaction of a monthly payment is equal to the dollar amount of the monthly payment divided by 92% of the then current market price of the shares.

We are restricted from making any portion of a monthly payment with our shares if such payment would result in any holder, beneficially owning more than 4.99% of our outstanding shares of common stock, unless such restriction is removed upon approval of holders of a majority of our outstanding common stock or is waived by the holder. We are further restricted from making any portion of a monthly payment with our shares if such payment would result in the issuance of common stock under the debenture and warrant exceeding 19.99% of our common stock outstanding immediately before the closing of the financing on February 6, 2007, unless approved by our stockholders.  In addition, we are required to obtain stockholder approval to make any monthly payment with our shares if 70% of the 19.99% cap has been issued.

In the event of an event of default or a change of control, the holders have the right to require us to redeem the debenture two days following notice for an amount in cash equal to 110% of the outstanding principal amount of the debenture plus accrued but unpaid interest thereon and all other sums payable to the holders under the debenture. If any portion of this amount is not paid when due, such amount will bear interest at the default rate until paid in full.

Warrant

In connection with the private placement, we issued a five-year warrant to purchase 699,600 shares of common stock at an initial exercise price of $2.973 per share, based on 110% of the volume weighted average price for ten consecutive trading days preceding the date of the closing on February 6, 2007. The exercise price is subject to certain anti-dilution adjustments and other adjustments in the event of a change of control or an event of default. The warrant is fully exercisable on the earlier of March 2, 2007 or when the necessary approvals from the American Stock Exchange are received.

Registration Rights

In connection with the private placement, we entered into a registration rights agreement dated February 6, 2007. Pursuant to this agreement, we are obligated to register for resale, pursuant to a registration statement on Form S-3, 200% of the number of shares of our common stock that would be issuable if the debenture was then repaid in full with our shares and 200% of the number of shares underlying the warrant. If the registration statement is not filed or declared effective within the time frames specified in the agreement or if the registration statement’s effectiveness is not maintained for the period specified in the agreement, we are obligated to pay the holders a default payment equal to 1% of the aggregate purchase price of the debenture and warrant for each month the default is not cured, capped at 9%.

Limitations on Director’s Liability

Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law.

In addition, as permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of the director’s fiduciary duty as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of the director’s fiduciary duty as a director, except that a director will be personally liable for:

•                  any breach of his or her duty of loyalty to us or our stockholders;

•                  acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•                  the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•                  any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation or Delaware law against liabilities arising under the Securities Act of 1933, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXPERTS

The consolidated financial statements of Digital Angel Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Eisner LLP, independent registered public accounting firm and have been so incorporated in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

An opinion has been rendered by the law firm of Winthrop and Weinstine  P.A. to the effect that the shares of our common stock offered by the selling stockholder under this prospectus will be legally issued, fully paid and non-assessable when the shares are acquired by the selling stockholder under the terms of the debenture and upon exercise of the warrant.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to another document filed separately with the Securities and Exchange Commission. The information that we file with the Securities and Exchange Commission after the date of this prospectus will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any filings we make with the Securities and Exchange Commission under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, after the date of this prospectus and until all of the shares of our common stock offered by this prospectus are sold.

•                                          Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 8, 2007;

•                                          Amendment No. 2 to the Annual Report on Form 10-K/A for the year ended December 31, 2005 filed March 1, 2007;

•                                          Current Report on Form 8-K filed February 9, 2007; and

•                                          The description of our common stock contained in our registration statement on Form 8-A filed on August 13, 1999, and any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or considered to be incorporated by reference into this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of any of the documents that are incorporated by reference into this prospectus, other than exhibits that are not specifically incorporated by reference into such documents, and our certificate of incorporation and bylaws, at no cost, by writing or telephoning us at the following address:

Corporate Secretary

Digital Angel Corporation

490 Villaume Avenue

South St. Paul, MN 55075

(651) 455-1621

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934 pursuant to which we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. These reports and other information may be inspected and copied at public reference facilities maintained by the SEC at 100 F Street, N.W., Washington, D.C. 20549. Information on the operation of the Securities and Exchange Commission’s public reference can be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. The Securities and Exchange Commission also maintains an internet web site that contains periodic and other reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s web site is http://www.sec.gov. We also maintain an internet website that contains all of our periodic and other reports, proxy and information statements and other information. The address of our website is http://www.digitalangelcorp.com.

This prospectus is part of a registration statement on Form S-3 we filed with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. All information concerning us contained in this prospectus has been furnished by us. No person is authorized to make any representation with respect to the matters described in this prospectus other than those contained in this prospectus and if given or made must not be relied upon as having been authorized by us or any other person.

We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone gives you such information, you should not rely on it. You should not assume that the information contained in this document is accurate after the date of this prospectus unless the information specifically indicates that another date applies.

DIGITAL ANGEL CORPORATION

6,275,577 Shares

Common Stock

PROSPECTUS

March   , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant. Each amount set forth below, except the Securities and Exchange Commission registration fee, is estimated.

Securities and Exchange Commission registration fee	$479.52
Legal fees and expenses	15,000.00
Accounting fees and expenses	15,000.00
Transfer agent fees and expenses	5,000.00
Printing expenses	5,000.00
Miscellaneous	3,020.48
TOTAL	$43,500.00

Item 15. Indemnification of Directors and Officers.

Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, which enables a Delaware corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

Digital Angel Corporation’s restated certificate of incorporation, as amended, provides that Digital Angel shall indemnify its officers, directors, employees and agents and other persons to the fullest extent provided by Section 145 of the Delaware General Corporation Law, as may be amended and supplemented. Article VI of Digital Angel Corporation’s bylaws also provides similar indemnification rights as provided under Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify, subject to the standards set forth therein, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the rights of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving as such with respect to another entity at the request of the corporation. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was illegal.

Section 145 of the Delaware General Corporation Law also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper

The Delaware General Corporation Law also permits Digital Angel Corporation to purchase insurance on behalf of any such director, officer, employee or agent. Digital Angel Corporation purchases and maintains insurance on behalf of any person who is or was a director, officer, employee or agent of Digital Angel Corporation, or is or was serving at the request of Digital Angel Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Digital Angel Corporation would have the power or the obligation to indemnify him or her against such liability under the provisions of Digital Angel Corporation’s restated certificate of incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit Number	Description of Exhibits

3.1

Amended and Restated Articles of Incorporation (incorporated by reference to our Registration Statement on Form 8-A filed on August 13, 1999, our Quarterly Report on Form 10-QSB filed on May 20, 2002 and Amendment No. 1 to our Registration Statement on Form S-3 (No. 333-110817) filed on January 23, 2004)

3.2	Bylaws (incorporated by reference to Amendment No. 1 to our Registration Statement on Form S-3 (No. 333-110817) filed on January 23, 2004)

4.1

Securities Purchase Agreement between Digital Angel Corporation and Imperium Master Fund, Ltd. dated February 6, 2007 (incorporated by reference to Exhibit 10.19 to our form 8-K, filed on February 9, 2007)

4.2	10.25% Senior Secured Debenture payable to Imperium Master Fund, Ltd. dated February 6, 2007 (incorporated by reference to Exhibit 10.20 to our form 8-K, filed on February 9, 2007)

4.3	Warrant to Purchase Common Stock issued to Imperium Master Fund, Ltd. dated February 6, 2007 (incorporated by reference to Exhibit 10.21 to our form 8-K, filed on February 9, 2007)

5.1	Opinion of Winthrop and Weinstine P.A. as to the validity of the issuance of the common stock of Digital Angel Corporation being registered

10.1

Security Agreement between Digital Angel Corporation, Digital Angel Technology Corporation, OuterLink Corporation, DSD Holding A/S, Signature Industries Limited, Digital Angel International, Inc., Digital Angel Holdings, LLC, Imperium Advisers, LLC and Imperium Master Fund, Ltd. dated February 6, 2007 (incorporated by reference to Exhibit 10.22 to our form 8-K, filed on February 9, 2007)

10.2

Subsidiary Guarantee between Digital Angel Technology Corporation, OuterLink Corporation, DSD Holding A/S, Signature Industries Limited, Digital Angel International, Inc., Digital Angel Holdings, LLC and Imperium Advisers, LLC dated February 6, 2007 (incorporated by reference to Exhibit 10.23 to our form 8-K, filed on February 9, 2007)

10.3

Registration Rights Agreement between Digital Angel Corporation and Imperium Master Fund, Ltd. dated February 6, 2007 (incorporated by reference to Exhibit 10.24 to our form 8-K, filed on February 9, 2007)

23.1	Consent of Eisner LLP relating to the financial statements of Digital Angel Corporation

23.2	Consent of Winthrop and Weinstine P.A. (included in Exhibit 5.1)

24	Power of Attorney (included on signature page)

Item 17. Undertakings

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) and (1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  Not applicable.

(5)                                  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                     Not applicable.

(ii)                                  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on the 9th day of March, 2007.

DIGITAL ANGEL CORPORATION

/s/ Kevin N. McGrath
Kevin N. McGrath
By:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature to this registration statement appears below hereby constitutes and appoints Kevin N. McGrath and Thomas J. Hoyer, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments and supplements to this registration statement, any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and any and all instruments or documents filed as part of or in connection with any of such amendments or registration statements, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent or his or her substitutes shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on March 9, 2007 by the following persons in the capacities indicated below.

Date	Signature	Title

March 9, 2007	/s/ Kevin N. McGrath	President, Chief Executive Officer and Director
	Kevin N. McGrath	(Principal Executive Officer)
Vice President Finance, Chief Financial Officer and
March 9, 2007	/s/ Thomas J. Hoyer	Treasurer
	Thomas J. Hoyer	(Principal Financial and Accounting Officer)

March 9, 2007	/s/ John R. Block
	John R. Block	Director

March 9, 2007	/s/ Barry B. Edelstein
	Barry B. Edelstein	Director

March 9, 2007	/s/ Scott R. Silverman
	Scott R. Silverman	Director

March 9, 2007	/s/ Howard S. Weintraub
	Howard S. Weintraub	Director

March 9, 2007	/s/ Michael S. Zarriello
	Michael S. Zarriello	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

3.1

Amended and Restated Articles of Incorporation (incorporated by reference to our Registration Statement on Form 8-A filed on August 13, 1999, our Quarterly Report on Form 10-QSB filed on May 20, 2002 and Amendment No. 1 to our Registration Statement on Form S-3 (No. 333-110817) filed on January 23, 2004)

3.2	Bylaws (incorporated by reference to Amendment No. 1 to our Registration Statement on Form S-3 (No. 333-110817) filed on January 23, 2004)

4.1

Securities Purchase Agreement between Digital Angel Corporation and Imperium Master Fund, Ltd. dated February 6, 2007 (incorporated by reference to Exhibit 10.19 to our form 8-K, filed on February 9, 2007)

4.2	10.25% Senior Secured Debenture payable to Imperium Master Fund, Ltd. dated February 6, 2007 (incorporated by reference to Exhibit 10.20 to our form 8-K, filed on February 9, 2007)

4.3	Warrant to Purchase Common Stock issued to Imperium Master Fund, Ltd. dated February 6, 2007 (incorporated by reference to Exhibit 10.21 to our form 8-K, filed on February 9, 2007)

5.1	Opinion of Winthrop and Weinstine P.A. as to the validity of the issuance of the common stock of Digital Angel Corporation being registered

10.1

Security Agreement between Digital Angel Corporation, Digital Angel Technology Corporation, OuterLink Corporation, DSD Holding A/S, Signature Industries Limited, Digital Angel International, Inc., Digital Angel Holdings, LLC, Imperium Advisers, LLC and Imperium Master Fund, Ltd. dated February 6, 2007 (incorporated by reference to Exhibit 10.22 to our form 8-K, filed on February 9, 2007)

10.2

Subsidiary Guarantee between Digital Angel Technology Corporation, OuterLink Corporation, DSD Holding A/S, Signature Industries Limited, Digital Angel International, Inc., Digital Angel Holdings, LLC and Imperium Advisers, LLC dated February 6, 2007 (incorporated by reference to Exhibit 10.23 to our form 8-K, filed on February 9, 2007)

10.3

Registration Rights Agreement between Digital Angel Corporation and Imperium Master Fund, Ltd. dated February 6, 2007 (incorporated by reference to Exhibit 10.24 to our form 8-K, filed on February 9, 2007)

23.1	Consent of Eisner LLP relating to the financial statements of Digital Angel Corporation

23.2	Consent of Winthrop and Weinstine P.A. (included in Exhibit 5.1)

24	Power of Attorney (included on signature page)